NOTICE OF CHANGE OF NAME FOR GOLDEN MEDITECH HOLDINGS LIMITED
(FORMERLY KNOWN AS "GOLDEN MEDITECH CO., LTD.")

TO ALL HOLDERS AND BENEFICIAL OWNERS FROM TIME TO TIME OF AMERICAN DEPOSITARY RECEIPTS (“ADRs’) EVIDENCING AMERICAN DEPOSITARY SHARES ("ADSs") OF GOLDEN MEDITECH HOLDINGS LIMITED (FORMERLY KNOWN AS "GOLDEN MEDITECH CO., LTD."),

COMPANY:	Golden Meditech Holdings Limited (formerly known as "Golden Meditech Co., Ltd."), a company organized and existing under the laws of the Cayman Islands.
DEPOSITARY:	CITIBANK, N.A.
DEPOSITED SECURITIES:	Shares of Ordinary Shares of the Company (the "Shares").
ADS CUSIP NO:	381110105
ADS SYMBOL:	GMDTY
ADS RATIO:	Twenty (20) Ordinary Shares to One (1) ADS.
EFFECTIVE DATE:	April 5, 2010

The Depositary hereby notifies all Holders of ADSs that the Company's name has, as of the Effective Date, change to "Golden Meditech Holdings Limited".

Holders of ADRs are not required to take any action in connection with the name change as no new ADRs will be issued to existing Holders.

In addition, please note that the ADRs issued prior to the date hereof, which do not reflect the new name, do not need to be exchanged for new ADRs and may remain outstanding until such time the Holder(s) of such ADRs choose(s) to surrender them for any reason.

If you have any questions regarding the above, please contact Citibank, N.A. at 1-877-248-4237.

CITIBANK, N.A.,
as Depositary

March 30, 2010